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JAMES G. SMITH
ATTORNEY AT LAW
                                             75 MAIDEN LANE, 3RD FLOOR
                                             NEW YORK, NY 10038
                                             TEL (212)402-7820 FAX (212)202-6424
                                             E-MAIL: JSMITH@GSO-LAW.COM
                                                     --------

                                 August 1, 2002

John Osborn
J. S. Osborn, P.C.
17430 Campbell Road, Suite 114
Dallas, TX 75252

         Re:  American Leisure Holdings, Inc. (formerly FreewillPC.com, Inc.)

Dear John,

         As you may know, FreewillPC.com, Inc. has recently changed its name to American Leisure Holdings, Inc. We anticipate formally appointing a new auditing firm to audit the books of the company. Below is proposed language for the Form 8-K regarding the change of accountants. We need from you a letter acknowledging that you have read this information and agree with it. I have included below a form letter which you can use if you wish. I would appreciate if you could prepare this letter and fax it to me at 212-202-6424 which we will need to file this Form 8-K.

Proposed language for Form 8-K:

         Item 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

                  On August [___], 2002, the Registrant appointed the accounting firm of Marc Lumer & Company of San Francisco, California, as the principal independent accountants for the quarters ended June 30, 2002 and September 30, 2002 and for the fiscal year ended December 31, 2002 to replace J.S. Osborn, P.C. who was dismissed as the principal independent accountants effective with such appointment. The decision to change the principal independent accountants was approved the Registrant's Board of Directors.

                  During the two most recent fiscal years and interim period subsequent through the quarter ended March 31, 2002, there have been no disagreements with J.S. Osborn, P.C., on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure or any other reportable events.

                  J.S. Osborn, P.C.'s report on the financial statements for each of the past two years contained a qualification about the Registrant's ability to continue as a going concern. Except the foregoing going concern qualification, J.S. Osborn, P.C.'s report on the financial statements for each of the past two years contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

                  The Registrant has provided J.S. Osborn, P.C. with a copy of this disclosure, and requested that J.S. Osborn, P.C. furnish a letter to the Commission stating whether it agrees with the above statements. (A copy of that letter is filed as Exhibit 16 to this Form 8-K).

Suggested language for letter:




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                         [J.S. OSBORN, P.C. LETTERHEAD]

         August [___], 2002

         Securities and Exchange Commission
         450 Fifth Street, N.W.
         Washington, D.C. 20549

         Ladies and Gentlemen:

                     We have read the statements made by FreewillPC.com, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4 of Form 8-K, under the Securities Exchange Act of 1934, as amended, as part of its Form 8-K report. We agree with the statements concerning our firm in such Form 8-K.

                                                Very truly yours,

                                                /s/ J.S. Osborn, P.C.
                                                Certified Public Accountants

         Please feel free to call me with any questions. Thank you for your assistance.

                                                      Very truly yours,

                                                      /s/ James G. Smith
JGS/